Exhibit 3.1

Companies Act 2014

PUBLIC LIMITED COMPANY

CONSTITUTION

OF

GH RESEARCH PUBLIC LIMITED COMPANY

MEMORANDUM OF ASSOCIATION

1	The name of the Company is GH RESEARCH PUBLIC LIMITED COMPANY.

2	The Company is a public limited company registered under Part 17 of the Companies Act 2014.

3	The objects for which the Company is established are:

(a)
To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatsoever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on business in all its branches, companies or locations related to biopharmaceutical research and the development of novel therapies for the management of mental diseases.

(b)
To carry on the businesses of a researcher, developer, manufacturer, distributor, wholesaler, retailer, service provider, investor, trader and any other business which may seem to the Company's board of directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company's property.

(c)	To carry on all or any of the businesses as aforesaid either as a separate business or as the principal business of the Company.

(d)	To invest and deal with the property of the Company in such manner as may from time to time be determined by the Company's board of directors and to dispose of or vary such investments and dealings.

(e)
To borrow or raise money or capital in any manner and on such terms and subject to such conditions and for such purposes as the Company's board of directors shall think fit or expedient, whether alone or jointly and/or severally with any other person or company, including, without prejudice to the generality of the foregoing, whether by the issue of debentures or debenture stock (perpetual or otherwise) or otherwise, and to secure, with or without consideration, the payment or repayment of any money borrowed, raised or owing or any debt, obligation or liability of the Company or of any other person or company whatsoever in such manner and on such terms and conditions as the Company's board of directors shall think fit or expedient and, in particular by mortgage, charge, lien, pledge or debenture or any other security of whatsoever nature or howsoever described, perpetual or otherwise, charged upon all or any of the Company's property, both present and future, and to purchase, redeem or pay off any such securities and also to accept capital contributions from any person or company in any manner and on such terms and conditions and for such purposes as the Company's board of directors shall think fit or expedient.

(f)
To lend and advance money or other property or give credit or financial accommodation to any company or person in any manner either with or without security and whether with or without the payment of interest and upon such terms and conditions as the Company's board of directors shall think fit or expedient.

(g)
To guarantee, indemnify, grant indemnities in respect of, enter into any suretyship or joint obligation, or otherwise support or secure, whether by personal covenant, indemnity or undertaking or by mortgaging, charging, pledging or granting a lien or other security over all or any part of the Company's property (both present and future) or by any one or more of such methods or any other method and whether in support of such guarantee or indemnity or suretyship or joint obligation or otherwise, on such terms and conditions as the Company's board of directors shall think fit, the payment of any debts or the performance or discharge of any contract, obligation or liability of any person or company (including, without prejudice to the generality of the foregoing, the payment of any capital, principal, dividends or interest on any stocks, shares, debentures, debenture stock, notes, bonds or other securities of any person, authority or company) including, without prejudice to the generality of the foregoing, any company which is for the time being the Company's holding company or another subsidiary (as defined by the Act) of the Company's holding company or a subsidiary of the Company or otherwise associated with the Company.

(h)
To grant, convey, assign, transfer, exchange or otherwise alienate or dispose of any property of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof or for shares, debentures or securities and whether by way of gift or otherwise as the Company's board of directors shall deem fit or expedient.

(i)	To purchase, take on, lease, exchange, rent, hire or otherwise acquire any property and to acquire and undertake the whole or any part of the business and property of any company or person.

(j)
To engage in currency exchange, interest rate and commodity transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange, interest rate or commodity hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency, interest rate or commodity exposure or any other exposure or for any other purpose.

(k)
To apply for, establish, create, purchase or otherwise acquire, sell or otherwise dispose of and hold any patents, trade marks, copyrights, brevets d' invention, registered designs, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information and any invention and to use, exercise, develop or grant licences in respect of or otherwise turn to account or exploit the property, rights or information so held.

(l)
To enter into any arrangements with any governments or authorities, national, local or otherwise and to obtain from any such government or authority any rights, privileges and concessions and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

(m)	To establish, form, register, incorporate or promote any company or companies or person, whether inside or outside of Ireland.

(n)
To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares of the Company's capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business.

(o)
To adopt such means of making known the products of the Company as may seem expedient and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards and donations.

(p)	To pay all costs, charges, fees and expenses incurred or sustained in or about the promotion, establishment, formation and registration of the Company.

(q)
To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with any person or company.

(r)	To do all such other things as the Company's board of directors may think incidental or conducive to the attainment of the above objects or any of them

4	The liability of the members is limited.

5
The share capital of the Company is €25,000.00 and US$1,000,000,000.00 divided into 25,000 A Ordinary Shares of €1.00 each, 99,968,697,874 Ordinary Shares of US$0.01 each, 5,923,079 Series A Preferred Shares of US$0.01 each and 25,379,047 Series B Preferred Shares of US$0.01 each.

6
The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company's articles of association for the time being.

ARTICLES OF ASSOCIATION

Part 1 - Interpretation

1.	Interpretation and general

1.1	The "optional provisions" as defined by section 1007(2) of the Act shall apply to the Company save in so far as they are excluded or modified herein.

1.2	In these Articles, unless the context requires otherwise:

"A Conversion Price" means the conversion price of a Series A Preferred Share in effect at the relevant time of determination, which shall (unless adjusted in accordance with these Articles) be equal to the Original Issue Price of the Series A Preferred Share;

"A Conversion Rate" means the rate obtained by dividing the Original Issue Price of the Series A Preferred Share by the A Conversion Price in effect at the relevant time of determination in accordance with these Articles;

"A Ordinary Shares" means the A ordinary shares of €1.00 each in the capital of the Company;

"A Preferred Shareholders" means the holders of Series A Preferred Shares;

"Additional Shares" means all Shares issued (or deemed to be issued pursuant to these Articles) after the Date of Adoption, other than pursuant to an Excluded Issuance;

"Allocation Notice" has the meaning given to that term in Regulation 12.5;

"Approved Sale" means a Deemed Liquidation Event or a Sale which has been approved by the Board and the Majority Investors;

"As-Converted Fully-Diluted Basis" means on the basis that:

(a)	all Preferred Shares in issue (to the extent not otherwise converted) have been converted in accordance with Regulation 14.1 (Voluntary Conversion);

(b)	all other outstanding securities of whatever type convertible into Shares have been so converted in accordance with their respective terms; and

(c)	all options, warrants or similar rights to subscribe or call for the issue of Shares (whether or not granted or in being at Completion) have been exercised in accordance with their respective terms;

"Affiliate" means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, without limitation, any general partner, managing member, officer, director or trustee of such person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such person;

"Auditors" means the auditors of the Company from time to time;

"Automatic Conversion Event" shall have the meaning given to that term in Regulation 14.2;

"B Conversion Price" means the conversion price of a Series B Preferred Share in effect at the relevant time of determination, which shall (unless adjusted in accordance with these Articles) be equal to the Original Issue Price of the Series B Preferred Share;

"B Conversion Rate" means the rate obtained by dividing the Original Issue Price of the Series B Preferred Share by the B Conversion Price in effect at the relevant time of determination in accordance with these Articles;

"B Preferred Shareholders" means the holders of Series B Preferred Shares;

"Board" means the board of Directors as constituted from time to time;

"Business Day" means a day except a Saturday, Sunday or public holiday, on which banks in Ireland and New York are generally open for business;

"Co-Lead Investors" means (1) RA Capital Healthcare Fund, L.P. and RA Capital NEXUS Fund II, L.P. acting together; and (2) RTW Master Fund, LTD., RTW Innovation Fund, LTD., and RTW Venture Fund Limited, acting together;

"Companies Act" means the Companies Act 2014 and all Acts of the Oireachtas and statutory instruments which are to be read as one with, or construed or read together as one with, the Companies Act, and every statutory modification or re-enactment thereof for the time being in force (or, where the context so admits and requires, any one or more of such Acts and all orders and regulations made thereunder;

"Conversion Price" means the A Conversion Price or the B Conversion Price (as applicable);

"Conversion Rate" means the A Conversion Rate or the B Conversion Rate (as applicable);

"Date of Adoption" means the date of adoption of these Articles;

"Deed of Adherence" has the meaning given to that term in the Shareholders' Agreement;

"Deemed Liquidation Event" means (i) any liquidation, dissolution or winding up of the Company, (ii) a merger or consolidation in which a person, or a group of related persons, acquires from shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company for cash, or (iii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company; provided, however, that a transaction shall not constitute a Deemed Liquidation Event if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction or if the shareholders of the Company prior to such transaction own a majority by voting power of the issued shares of the surviving or acquiring corporation or other body corporate);

"Defaulting Shareholder(s)" has the meaning given to that term in Regulation 17.4;

"Directors" means the directors of the Company from time to time;

"document" includes, unless otherwise specified, any document sent or supplied in electronic form;

"Drag Notice" has the meaning given to that term in Regulation 17.1;

"Drag Deadline Date" has the meaning given to that term in Regulation 17.3;

"Equity Securities" means the Shares or any securities conferring the right to purchase Shares or securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration), the Shares;

"Excess Offer Round Shares" has the meaning given to that term in Regulation 16.2;

"Excluded Issuance" means:

(d)	the issuing of Shares and/or granting of options to subscribe for Shares pursuant to the Share Option Plan and the allotment and issue of Shares upon exercise of any such options;

(e)
the conversion, pursuant to the provisions of Regulation 14 (Conversion Rights: Preferred Shares) of Preferred Shares into Ordinary Shares by: (i) re-designation and variation of the rights attaching thereto; and (ii) the issue of any additional Ordinary Shares as may be necessary to effect such conversion (and, in the event that Preferred Shares are automatically converted, in accordance with the provisions of these Articles, into Ordinary Shares immediately prior to an anticipated Qualified IPO and such Qualified IPO does not occur, the re-conversion of the resulting Ordinary Shares into Preferred Shares in accordance with the provisions of these Articles);

(f)	the allotment and issue of shares in connection with a pre-IPO reorganisation of the entire issued share capital of the Company made in accordance with these Articles;

(g)	the allotment and issue of Shares, with the prior written consent of the Majority Investors, by way of share dividend, as bonus shares in accordance with section 126(4) of the Companies Act;

(h)	the allotment and issue of shares pursuant to an effective registration statement in connection with a Qualified IPO; and

(i)	the allotment and issue of Shares upon a share split or subdivision;

"Expert" means: (i) an individual or firm, the identity of which has been approved in writing by the Majority Investors (such approval not to be unreasonably withheld or delayed), and which is appointed by the Board; or (b) in the case of an IPO only, the lead investment bank or banks advising the Company on the IPO;

"Family Trust" means in relation to an individual, a trust (whether arising under a settlement, declaration of trust or other instrument by whomsoever or wheresoever made or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the Shares in question is for the time being vested in any person other than that individual and/or Privileged Relations of that individual; and so that for this purpose a person shall be considered to be beneficially interested in a share if such share or the income therefrom is or may become liable to be transferred or paid or applied or appointed to or for the benefit of such person or any voting or other rights attaching thereto are or may become liable to be exercisable by or as directed by such person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power or discretion conferred thereby on any person or persons;

"Fair Value" means at any time and from time to time:

(a)
the average price per Share issued in the most recent investment round undertaken by the Company provided that such investment round completed in the immediately preceding twelve (12) months; or if none,

(b)	the average price per Share paid by a transferee on the most recent arm's-length market-value transfer of any such Shares completed in the immediately preceding twenty-four (24) months; or if none,

(c)
the fair value of the relevant Shares based on the open market price between a willing buyer and a willing seller as at the relevant date on which the relevant Shares are offered for sale, as determined by an independent expert appointed by agreement between the affected parties (or, in the absence of such agreement, appointed by the President for the time being of Chartered Accountants Ireland on the application of any affected party) who shall act as an expert and not as an arbitrator and whose decision shall, absent fraud or manifest error, be final and binding on all persons interested;

"Group" means the Company and its Subsidiaries;

"Investor Observer" has the meaning given to that term in Regulation 5.1;

"IPO" means the admission of any Shares to trading on any recognised stock exchange or regulated securities market in the Company's first public offering;

"Majority Investors" means the holders of a majority of the issued Series B Preferred Shares, voting together as a separate class;

"Non-Voting Ordinary Shares" has the meaning given to that term in Regulation 14.3;

"Offer Notice" has the meaning given to that term in Regulation 16.2;

"Offer Period" has the meaning given to that term in Regulation 16.2;

"Offer Round Shares" has the meaning given to that term in Regulation 16.1;

"Ordinary Shareholders" means the holders of Ordinary Shares;

"Ordinary Shares" means the ordinary shares of US$0.01 each in the capital of the Company;

"Original Issue Price" means in the case of:

(j)	the Series A Preferred Shares, US$0.928571 per Series A Preferred Share; and

(k)	the Series B Preferred Shares, US$4.933204 per Series B Preferred Share.

"Other Shareholders" has the meaning given to that term in Regulation 17.1;

"Permitted Transfer" means any transfer of Shares to a Permitted Transferee;

"Permitted Transferee" means an Affiliate, Family Trust or Privileged Relation of the relevant transferor;

"Preferred Shares" means the Series A Preferred Shares and the Series B Preferred Shares;

"Privileged Relation" means in relation to an individual, a spouse, civil partner, child or grandchild (including step or adopted children and their issue) of that individual;

"Proportionate Offer Round Entitlement" has the meaning given to that term in Regulation 16.1;

"Proposed Purchaser" has the meaning given to that term in Regulation 17.1;

"Qualified IPO" means an IPO for gross proceeds to the Company of at least USD$50 million;

"Redeemable Shares" means redeemable shares as defined by section 64 of the Act.

"Relevant Shares" has the meaning given to that term in Regulation 12.1;

"Sale" means the completion of any transaction whereby any person or group of persons Acting in Concert (as defined in the Irish Takeover Panel Act 1997 as amended) purchases the whole or a majority of the entire issued share capital of the Company or the whole or substantially the whole of the business and assets of the Company; provided, however, that a transaction shall not constitute a Sale if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction or if the shareholders of the Company prior to such transaction own a majority by voting power of the issued shares of the surviving or acquiring corporation or other body corporate);

"Sellers" has the meaning given to that term in Regulation 17.1;

"Selling Shares" has the meaning given to that term in Regulation 17.1;

"Series A Preferred Shares" means the Series A Preferred Shares of US$0.01 each in the capital of the Company;

"Series B Preferred Shares" means the Series B Preferred Shares of US$0.01 each in the capital of the Company;

"Shareholders" means the Ordinary Shareholders, the A Preferred Shareholders, the B Preferred Shareholders and any other holder of Shares from time to time;

"Shareholders Agreement" means the shareholders' agreement in respect of the Company dated on or about the Date of Adoption between (i) the persons whose names and addresses are set out in Schedule 1 (ii) the person whose names and addresses are set out in Schedule 2 and (iii) the Company;

"Shares" means the Ordinary Shares, the Series A Preferred Shares, the Series B Preferred Shares and any other shares in the capital of the Company from time to time;

"Share Option Plan" means share option plan of the Company adopted in accordance with Clause 6.2 of the Shareholders Agreement pursuant to which up to three percent (3%) of the issued equity share capital of the Company on an As-Converted Fully-Diluted Basis as at the Date of Adoption may be put under option in favour of employees, officers, directors and consultants of the Group in such number as may be decided by the Board;

"Subsidiary" means any subsidiary of the Company, as defined in section 7 of the Companies Act;

"Threshold Investor" has the meaning given to that term in Regulation 14.3;

"Transfer Notice" has the meaning given to that term in Regulation 12.1;

"Transferor" has the meaning given to that term in Regulation 12.1.

1.3	It is hereby declared that in these Articles:

(a)
the word "company", except where used in reference to this Company, shall be deemed to include a body corporate, whether a company (wherever formed, registered or incorporated), a corporation aggregate, a corporation sole and a national or local government or other legal entity;

(b)
the word "person", shall be deemed to include any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person's personal representatives, successors or permitted assigns;

(c)
the word "property", shall be deemed to include, where the context permits, real property, personal property including choses or things in action and all other intangible property and money and all estates, rights, titles and interests therein and includes the Company's uncalled capital and future calls and all and every other undertaking and asset;

(d)	a word or expression used in these Articles which is not otherwise defined and which is also used in the Companies Act shall have the same meaning here, as it has in the Companies Act;

(e)
any phrase introduced by the terms "including", "include" and "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms, whether or not followed by the phrases "but not limited to", "without prejudice to the generality of the foregoing" or any similar expression; and

(f)	words denoting the singular number only shall include the plural number and vice versa and references to one gender includes all genders.

Part 2 - Corporate Capacity and Authority

2.	The common seal

2.1
The Company's seal shall be used only by the authority of its directors, or by a committee authorised by its directors or by any one or more persons severally or jointly so authorised by the directors or such a committee. Any instrument to which the Company's seal shall be affixed shall be signed by:

(a)	a director and be countersigned by the secretary or by a second (if any) director or by some other person appointed for the purpose by its directors or by a committee; or

(b)	a person (including a director) appointed for the purpose by its directors or a committee of its directors authorised by its directors in that behalf.

2.2	Section 43(2) and 43(3) of the Companies Act do not apply.

3.	Official seal for use abroad

The Company may exercise the powers conferred by Section 44 of the Companies Act with regard to having an official seal for use abroad and such powers shall be vested in the directors.

Part 3 - Directors

4.	Directors

The Company shall have at least one director and not more than 5 directors. If at any time there is no director appointed to the Company, the members of the Company shall pass an ordinary resolution appointing a person to act as director.

5.	Methods of appointing Directors

5.1	The Company may by ordinary resolution appoint a person to be a Director either to a fill a vacancy or as an additional Director who are appointed without a term.

5.2
Each Co-Lead Investor shall be entitled to appoint one representative to attend as an observer at each and any meeting of the Board who will be entitled to speak at any such meetings but will not be entitled to vote (the Investor Observers and each an Investor Observer) and to remove any observer so appointed and upon his removal whether by the relevant Co-Lead Investor or otherwise, to appoint another observer in his place provided, however, that such Investor Observer shall agree to hold in confidence all information so provided in accordance with Clause 12 of the Shareholders' Agreement; and provided further, that the Company reserves the right to withhold any information and to exclude such Investor Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its such Investor Observer is a competitor of the Company.

5.3
Appointment and removal of a Director or an Investor Observer in accordance shall be by written notice from the relevant appointer to the Company or notified at any meeting of the Board or committee thereof and such appointment and/or removal shall take effect on the delivery of such notice or such later time as may be set out in the notice.

5.4
The Company will reimburse the Directors and the Investor Observers with the reasonable and vouched costs and out of pocket expenses incurred by them in respect of attending meetings of the Board or its committees.

6.	Meetings of the Board

The Company shall send to each Director and the Investor Observers (if appointed) (in electronic form if so required):

(a)
reasonable advance notice of each meeting of the Board and each meeting of any committee of the Board specifying the date and time and place of the meeting, the notice to be accompanied by a written agenda specifying the business to be transacted at the meeting together with all papers to be circulated or presented to the meeting (except where the consent in writing of the Majority Investors is obtained); and

(b)	as soon as practicable after each meeting of the Board and each meeting of any committee of the Board, a copy of the minutes.

7.	Directors' general authority

The business of the Company shall be managed by its directors, who may exercise all such powers of the Company as are not, by the Companies Act or by these Articles, required to be exercised by the Company in general meeting.

8.	Directors' power to delegate

8.1	Subject to these Articles, the directors may delegate any of their powers:

(a)	to such person or committee;

(b)	by such means (including by power of attorney);

(c)	to such an extent;

(d)	in relation to such matters or territories; and

(e)	on such terms and conditions;

as they think fit.

8.2	If the directors so specify, any such delegation may authorise further delegation of the directors' powers by any person to whom they are delegated.

8.3	The directors may revoke any delegation in whole or part, or alter its terms and conditions.

9.	Committees

9.1
Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of these Articles which govern the taking of decisions by directors.

9.2	The directors may make rules of procedure for all or any committees, which prevail over rules derived from these Articles if they are not consistent with them.

10.	Quorum for directors' meetings

The quorum for directors' meetings shall be two. At a directors' meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

Part 4 - Appointment of directors

11.	Methods of appointing directors

11.1	The Company may by ordinary resolution appoint a person to be a director either to a fill a vacancy or as an additional director who are appointed without a term.

11.2
When forming a committee of the directors, the directors may authorise, or may authorise such committee to authorise, any person who is not a director to attend all or any meetings of any such committee on such terms as the directors (or as the case may be such committee) shall think fit, but any person so authorised shall not be entitled to vote at any such meetings.

Part 5 – Shares Rights

11.3	Save as set out hereunder, the A Ordinary Shares, the Ordinary Shares, the Series A Preferred Shares and the Series B Preferred Shares shall rank pari passu with one another in all respects.

11.4	Voting Rights

The Ordinary Shareholders, the A Preferred Shareholders and the B Preferred Shareholders shall be entitled to receive notice of, and to attend and vote at, general meetings of the Company. Each Ordinary Shareholder, A Preferred Shareholder and B Preferred Shareholder shall have one vote on a show of hands and, on a poll:

(a)	each Ordinary Shareholder shall have one vote for each Ordinary Share held by him/her;

(b)
each A Preferred Shareholder shall have such number of votes for each Series A Preferred Share of which he/she/it is the holder equal to the number of Ordinary Shares into which a holder of Series A Preferred Shares is entitled, at the relevant time, to convert an Series A Preferred Share in accordance with these Articles; and

(c)
each B Preferred Shareholder shall have such number of votes for each Series B Preferred Share of which he/she/it is the holder equal to the number of Ordinary Shares into which a holder of Series B Preferred Shares is entitled, at the relevant time, to convert a Series B Preferred Share in accordance with these Articles.

The A Ordinary Shareholders shall be not entitled to receive notice of, and to attend and vote at, general meetings of the Company.

11.5	Dividends

The Ordinary Shareholders, A Preferred Shareholders and the B Preferred Shareholders shall be entitled to the payment of dividends on a pari passu basis to be paid in proportion to their shareholding on an As-Converted Fully-Diluted Basis. In any case, the Company may not declare any dividend on the Ordinary Shares in preference to the Preferred Shares.

The A Ordinary Shareholders shall not be entitled to any dividends.

11.6	Return of Capital - Order of Priority

In the event of any return of capital of the Company (including a Deemed Liquidation Event), the assets of the Company available for distribution to the Shareholders shall be distributed among the Shareholders as follows:

(a)
first, the A Preferred Shareholders and the B Preferred Shareholders shall be entitled to receive an amount per Series A Preferred Share and Series B Preferred Share (as applicable) equal to the Original Issue Price of such Share plus any declared but unpaid dividends;

(b)	thereafter, the balance of any assets of the Company shall to be distributed to the Ordinary Shareholders pro rata to the number of Ordinary Shares held by each of them.

For the avoidance of doubt, the entitlement of the holders of Preferred Shares to their liquidation preferences set out above shall not be abrogated or diminished in the event part of the consideration is subject to escrow or indemnity holdback in connection with a Deemed Liquidation Event. The A Ordinary Shareholders shall not be entitled to any return of capital.

11.7	Valuation of Non-Cash Consideration

(a)
If any assets of the Company to be distributed to Shareholders, including in connection with a Deemed Liquidation Event, are other than cash then the value of such assets shall be their fair market value as determined by the Auditors (or, in circumstances where the Auditors are unwilling to act, the Expert) except that any publicly-traded securities to be distributed to Shareholders in a liquidation, dissolution or winding-up of the Company shall be valued as follows:

(i)
if the securities are then traded on a securities exchange or quotation system, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the fifteen (15) trading day period ending on the day prior to the distribution date; or

(ii)
if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the fifteen (15) trading day period ending on the day prior to the distribution date.

(b)	In the event of a sale, merger or other acquisition of the Company by another person or entity, the distribution date shall be deemed to be the date such transaction closes.

(c)	In the event of a pre-IPO reorganisation of the entire issued share capital of the Company into a single class of shares, the IPO valuation of the Group shall be the value determined by the Expert.

Part 6 – Transfers

12.	Offer round

12.1
Save in the case of a Permitted Transfer, if any Shareholder proposes at any time to transfer any Shares (the Transferor) or any rights or interests therein or thereon, it shall notify the Board in writing that it proposes to do so. Such notification (the Transfer Notice) shall constitute the Board the agent of the Transferor for the sale of each of the Shares specified in the Transfer Notice (the Relevant Shares) at the price specified in the Transfer Notice (the Specified Price). The Specified Price shall consist of cash consideration only. The Transfer Notice shall also specify the name of the proposed transferee and may contain a provision that unless all the Relevant Shares are sold by the Company pursuant to this Regulation 12.1 none shall be so sold and any such provision shall be binding on the Company. A Transfer Notice shall be irrevocable save with the consent of the Board. The Transferor shall at the same time deposit with the Company the share certificate(s) in respect of the Relevant Shares.

12.2
Upon the receipt of a Transfer Notice (whether deemed or otherwise), the Directors shall decide whether it is in the best interests of the Company that the Company should purchase the Relevant Shares at the Specified Price, and shall communicate their decision within fifteen (15) Business Days of such receipt to the Transferor. If their decision is negative, the provisions of Regulation 12.3 shall apply with effect from the communication thereof to the Transferor. If such decision is positive, the communication thereof to the Transferor shall constitute a contract for the purchase of the Relevant Shares by the Company at the Specified Price, conditional upon the compliance by the Company with the statutory requirements for such purchase within thirty (30) Business Days, including in particular, the approval of the members by written resolution or at an Extraordinary General Meeting. Subject to the fulfilment of the said condition, the succeeding provisions of this Regulation 12.3, shall apply mutatis mutandis to the purchase of the Relevant Shares by the Company. If the said condition shall not be fulfilled, the contract for the purchase of the Relevant Shares by the Company shall lapse, and the provisions of Regulation 12.3 shall apply with effect from such lapse.

12.3
Within two (2) Business Days of this Regulation 12.3 having effect, the Board shall inform the Ordinary Shareholders (other than the Transferor), the A Preferred Shareholders and the B Preferred Shareholders (the Other Shareholder(s)) by notice in writing of the number of Relevant Shares and of the Specified Price and invite the Other Shareholder(s) to apply in writing irrevocably to the Board within twenty (20) Business Days from the date of dispatch of such notice to purchase some or all of the Relevant Shares at the Specified Price. If a member or members shall within the said period of twenty (20) Business Days apply for all or (except where the Transfer Notice provides otherwise) any of the Relevant Shares the Directors shall allocate the Relevant Shares (or so many of them as shall be applied for as aforesaid) to or amongst the applicants and in case of competition pro rata (as nearly as possible) according to the number of Shares of which they are registered as holders or unconditionally entitled to be registered as holders on an As-Converted Fully-Diluted Basis, provided that no applicant shall be obliged to take more than the maximum number of Relevant Shares specified by him as aforesaid.

12.4
If, pursuant to any offer under the provisions of the preceding sub-paragraphs of this Regulation, all of the Relevant Shares are not applied for, the Directors may allocate the Relevant Shares or the balance thereof (as the case may be) to any other person or persons who is or are willing to purchase same at the Specified Price.

12.5
Forthwith upon any allocation pursuant to Regulation 12.3 and/or Regulation 12.4 the Company shall give written notice of such allocation(s) to the Transferor and the persons to whom the Relevant Shares (or so many of them as aforesaid) shall have been allocated (the Allocation Notice) and shall specify in the Allocation Notice the place in the State and time (being not earlier than seven (7) and not later than fourteen (14) Business Days after the date of the Allocation Notice but in any event not being earlier than twenty (20) Business Days after the notice in writing referred to in Regulation 12.3 is given) at which the sale of the Relevant Shares so allocated shall be completed.

12.6
The Transferor shall be bound to transfer the Shares comprised in an Allocation Notice to the purchaser named therein at the time and place therein specified and if he shall fail to do so any Director or some other person appointed by the Directors for the purpose shall be deemed to have been appointed attorney of the Transferor with full power to execute, complete and deliver, in the name and on behalf of the Transferor, transfers of such of the Relevant Shares as aforesaid to each purchaser against payment to the Company of the Specified Price in respect of each such Share. Each purchaser, on payment of such price to the Company in respect of each of the Relevant Shares so transferred to him, shall be deemed to have obtained a good discharge for such payment and, on execution and delivery of the said transfers duly stamped, each purchaser shall be entitled to insist upon his name being entered in the register of members of the Company as the holder by transfer of such of the Relevant Shares as shall have been transferred to him. The Company shall forthwith pay any such amount received by it hereunder into a separate bank account in the name of the Company and shall hold any such amount in trust for the Transferor.

12.7
If the purchaser shall fail to complete a transfer of Relevant Shares, the Relevant Shares in question shall, without prejudice to any claim the Transferor may have against such purchaser, be re-allocated by the Directors as soon as may be among other holders of Shares or other applicants willing to acquire same. The procedures set out aforesaid in Regulation 12.3, Regulation 12.4 and Regulation 12.5 shall apply to any such re-allocation save that the defaulting purchaser shall not be permitted to participate in any further offer.

12.8
If the Directors do not dispose of all of the Relevant Shares comprised in any Transfer Notice in accordance with the foregoing provisions of this Regulation 12 they shall so notify the Transferor forthwith and during the period of forty (40) Business Days next following the despatch of such notice the Transferor shall be at liberty to transfer all or any of the Relevant Shares which are not required to be allocated by the Directors in accordance with this Regulation 12 to any person on a bona fide sale at any price not being less than the Specified Price (after deducting, where appropriate, any dividend or other distribution declared or made after the date of the Transfer Notice and to be retained by the Transferor) provided that:-

(a)
if the Transfer Notice shall state that unless all the Relevant Shares are sold none of them shall be sold, the Transferor shall not be entitled hereunder to transfer any of the Relevant Shares unless in aggregate the whole of such Shares are allocated in accordance with the preceding provisions of this Regulation 12 or transferred under this sub-paragraph;

(b)
the Directors may require to be satisfied that such Shares are being transferred in pursuance of a bona fide sale for the consideration stated in the transfer without any deduction, rebate or allowance whatsoever to the purchaser and (without prejudice to the Directors' general rights to refuse to register any transfer) if not so satisfied may refuse to register the instrument of transfer; and

(c)
any such transferee shall enter into and lodge with the Company a binding and legal commitment to the effect that such person or persons thereby accepts and shall jointly and severally be bound by such of the terms of any shareholders agreement then in place as shall apply to the transferor.

12.9
For the purpose of ensuring that a transfer of Shares is a Permitted Transfer or that no circumstances have arisen whereby a Transfer Notice is required to be given hereunder the Directors may from time to time (and shall if required to do so by any member on reasonable grounds) require any member, the legal personal representatives of any deceased member, the liquidator or receiver of any corporate member or any person named as transferee in any transfer lodged for registration to furnish to the Company such information and evidence as the Directors may think fit regarding any matter which they may deem relevant to such purpose. Failing such information or evidence being furnished to the satisfaction of the Directors within a reasonable time after request the Directors shall (without prejudice to the Directors' general rights to refuse to register any transfer) be entitled to refuse to register the transfer in question or (in case no transfer is in question) to require by notice in writing that a Transfer Notice be given in respect of the Shares concerned. If such information or evidence discloses that a Transfer Notice ought to have been given in respect of any Shares the Directors may require that a Transfer Notice be given in respect of the Shares concerned.

12.10
In any case where the Directors have duly required a Transfer Notice to be given in respect of any Shares and such Transfer Notice is not duly given within a period of one month, or such longer period as the Directors may, if they think fit, reasonably allow for the purpose, such Transfer Notice shall (except and to the extent that a Permitted Transfer of any of such Shares shall have been lodged) be deemed to have been given or received on such date after the expiration of the said period as the Directors may by resolution determine and the provisions of this Regulation 12 relating to Transfer Notices shall take effect accordingly.

12.11
If any member attempts to deal with or dispose of any Shares or interest in Shares otherwise than in accordance with the provisions of these Articles, the Directors may require a Transfer Notice to be given in respect of such Shares to which the provisions of this Regulation 12 shall apply save that the Specified Price of such Shares shall be deemed to be the lower of the Fair Value of those Shares and the price at which the relevant Shareholder has subscribed for those Shares.

12.12
The Auditors in assessing the amount of Fair Value shall value the Shares on the basis of an open market price on a going concern basis as between a willing seller and a willing buyer. The Auditors decision as to Fair Value shall be final and binding.

12.13
Where any person has become unconditionally entitled to be registered as the holder of a Share, he and not the registered holder of the Share, shall be deemed to be a member of the Company in respect of that Share for the purposes of the operation of this Regulation 12.

12.14	The provisions of this Regulation 12 shall not apply in circumstances where the provisions of Regulation 17 (Drag Along Rights) are validly invoked.

12.15
The Company undertakes to the Investors that no person shall be registered as the holder of any Shares whether upon transfer or transmission except where such transfer or transmission is made in accordance with these Articles.

13.	Permitted Transfers

13.1
A Shareholder (who is not a Permitted Transferee) (the Original Shareholder) may transfer all or any of his or its Shares to a Permitted Transferee without restriction as to price or otherwise, provided such Permitted Transferee has executed and delivered to the Company a Deed of Adherence.

13.2
Shares previously transferred as permitted by Regulation 13.1 may be transferred by the transferee to any other Permitted Transferee of the Original Shareholder without restriction as to price or otherwise, provided such Permitted Transferee has executed and delivered a to the Company a Deed of Adherence.

13.3
If a Permitted Transferee who was an Affiliate of the Original Shareholder ceases to be an Affiliate of the Original Shareholder, the Permitted Transferee must not later than five (5) Business Days after the date on which the Permitted Transferee so ceases, transfer the Shares held by it to the Original Shareholder or an Affiliate of the Original Shareholder (which in either case is not in liquidation) without restriction as to price or otherwise failing which it will be deemed to have given a Transfer Notice in respect of those Shares.

13.4	Sale of Shares in GH Research Ireland Limited

(a)
Subject to Regulation 13.4(b) below, no Shares held by the Company in GH Research Ireland Limited may be sold unless the consent in writing of 90% of the Shareholders of the Company is obtained, such consent to be obtained in a general meeting of the Company.

(b)	The restriction contained in Regulation 13.4(a) shall only apply to:

(i)	the sale of Shares in GH Research Ireland Limited and shall not apply in respect of any divestments;

(ii)	the sale of Shares in GH Research Ireland Limited which takes place at any time before 1 June 2028; and

(iii)	the sale of Shares in GH Research Ireland Limited and shall not apply in respect of the sale of Shares in other Subsidiary of the Company.

Part 7 – Conversion

14.	Conversion Rights: Preferred Shares

14.1	Voluntary Conversion

Each Series A Preferred Share and Series B Preferred Share shall be convertible, at the option of the holder, at any time after the Date of Adoption into one fully paid Ordinary Share subject to adjustment in accordance with the provisions of Regulation 15 (Conversion Price Adjustment); provided that such holder may waive such option to convert upon written notice to the Company.

14.2	Automatic Conversion

(a)
All Preferred Shares in issue (to the extent not otherwise converted) shall automatically be converted into fully paid Ordinary Shares, at the then applicable Conversion Rate, upon the earliest to occur of the following:

(i)	immediately prior to a Qualified IPO; or

(ii)
upon the receipt by the Company of a written request for such conversion from the holders of a majority of the issued Series A Preferred Shares, voting together as a separate class and the Majority Investors;

The events referred to in this paragraph are hereinafter referred, in this Regulation 14 (Conversion Rights: Preferred Shares), as Automatic Conversion Events, and each an Automatic Conversion Event.

(b)
The number of Ordinary Shares to which a holder of Series A Preferred Shares shall be entitled upon conversion shall be the product (rounded to the nearest whole number) obtained by multiplying the A Conversion Rate then in effect by the number of Series A Preferred Shares being converted. The A Conversion Rate in effect shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred Shares by the A Conversion Price in effect at the relevant time of determination. The A Conversion Price (which at the Date of Adoption is equal to the Original Issue Price of the Series A Preferred Shares) is subject to adjustment in accordance with the provisions of the below Regulation 15 (Conversion Price Adjustment).

(c)
The number of Ordinary Shares to which a holder of Series B Preferred Shares shall be entitled upon conversion shall be the product (rounded to the nearest whole number) obtained by multiplying the B Conversion Rate then in effect by the number of Series B Preferred Shares being converted. The B Conversion Rate in effect shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred Shares by the B Conversion Price in effect at the relevant time of determination. The B Conversion Price (which at the Date of Adoption is equal to the Original Issue Price of the Series B Preferred Shares) is subject to adjustment in accordance with the provisions of Regulation 15 (Conversion Price Adjustment).

(d)	Upon conversion, each Preferred Share shall convert:

(i)	by an automatic process of re-designation into Ordinary Shares; and

(ii)	if required (by virtue of the A Conversion Rate or the B Conversion Rate being adjusted (as applicable)), by the issue of additional Ordinary Shares.

(e)	In the event that additional Ordinary Shares are required to be issued to effect the conversion:

(i)
all appropriate adjustments shall be made to the Company's undenominated capital, profits available for distribution, unrealised revaluation reserves and/or other applicable reserves to ensure the issue to the A Preferred Shareholder(s) and B Preferred Shareholder(s), as fully paid-up bonus shares, of the relevant number of additional Ordinary Shares without the requirement of any approval by the Shareholders, and the Company shall be bound to allot and issue such bonus shares; and

(ii)
in the event that sufficient capital reserves are unavailable for capitalisation or in order to meet any company law requirement, the A Preferred Shareholder(s) and B Preferred Shareholder(s) shall be entitled to subscribe at par for Ordinary Shares in the capital of the Company to ensure the issue to the A Preferred Shareholder(s) and B Preferred Shareholder(s) of the relevant number of additional Ordinary Shares, and the Company shall be bound to allot and issue such additional Ordinary Shares.

(f)
In the event that any Preferred Shares are converted into Ordinary Shares pursuant to this Regulation 14 (Conversion Rights: Preferred Shares) immediately prior to an anticipated Qualified IPO and such Qualified IPO does not close within seven days of conversion, the Ordinary Shares into which such Preferred Shares are converted shall be re-converted into the number of Preferred Shares as they were originally converted from (by a process of: (i) re-designating the required number of such Ordinary Shares as Preferred Shares; and (ii) in the event that additional Ordinary Shares were issued in order to give effect to a conversion, by the surrender of the balance of such Ordinary Shares to the Company for no valuable consideration) upon notice to that effect being received by the Company from the holder of the Preferred Shares originally converted, provided that such notice is received by the Company within thirty (30) days of the date the Qualified IPO was scheduled to have occurred.

(g)
Before any holder of Preferred Shares shall be entitled to convert any Preferred Shares into Ordinary Shares and to receive certificates in respect of the Ordinary Shares to be so converted, he/it shall deliver the relevant share certificate or certificates in respect of the Preferred Shares to be converted or an indemnity in lieu thereof in a form reasonably satisfactory to the Company at its registered office, provided that, in the case of an Automatic Conversion Event, the relevant Preferred Shares shall be converted automatically without any further action by the holders of the Preferred Shares and whether or not the share certificates representing such Preferred Shares are delivered to the Company. However, no new share certificates in respect of the Ordinary Shares arising from an Automatic Conversion Event shall be issued by the Company to any person until delivery by that person of the relevant share certificates in respect of his/its Preferred Shares automatically converted to the Company (or an indemnity in lieu thereof).

(h)
A conversion of Preferred Shares pursuant to this Regulation 14 (Conversion Rights: Preferred Shares) shall be deemed to have been made immediately prior to the close of business on the date of surrender of the share certificate or certificates (or an indemnity in lieu thereof) in respect of the Preferred Shares to be converted, or, if appropriate, the date of the Automatic Conversion Event and the person or persons entitled to receive the Ordinary Shares arising upon such conversion shall be treated for all purposes as the registered holder of such Ordinary Shares from such time, provided that, if the conversion is made in connection with a Sale, the conversion may (at the option of any holder of the Preferred Shares to be converted) be made conditional upon the closing of the Sale, in which event the conversion of any such holder's Preferred Shares shall instead be deemed to have been made immediately prior to the closing of the Sale.

(i)
Subject to the above paragraph, the Company shall, as soon as practicable following conversion of any Preferred Shares pursuant to this Regulation 14 (Conversion Rights: Preferred Shares), forward to each relevant holder, share certificates in respect of the resultant Ordinary Shares to which he/it is entitled.

(j)
The Company shall at all times keep available out of its authorised but unissued share capital solely for the purpose of effecting the conversion of Preferred Shares, such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all Preferred Shares, and if at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all Preferred Shares, the Company and the Shareholders will take such corporate action as may be necessary to increase its authorised but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

14.3	Non-Voting Ordinary Shares

In the event of an IPO (including a Qualified IPO), Investors who, together with any purchase of shares in an IPO by such Investor and its Affiliates would otherwise own greater than 9.9% of the Company's Ordinary Shares (a Threshold Investor), may convert all or a portion of the Preferred Shares held by such Threshold Investors into Ordinary Shares or into non-voting Ordinary Shares (the Non-Voting Ordinary Shares) with the election as to which security to convert into made by each Threshold Investor, at such Investor's sole discretion. The Non-Voting Ordinary Shares shall in all respects be identical to the Ordinary Shares, except that the Non-Voting Ordinary Shares shall be non-voting and convertible on a one-to-one basis into Ordinary Shares, subject to a beneficial ownership limitation, initially 9.9% (which may be increased or decreased at Threshold Investor's election on sixty-one (61) days’ notice by the holder) with respect to the Threshold Investor’s ownership of Ordinary Shares immediately prior to and following such conversion.

15.	Conversion Price Adjustment

15.1
In the event the Company shall issue, or shall be deemed to issue, Additional Shares without consideration or for a consideration per Share less than the A Conversion Price and/or the B Conversion Price in effect on the date of, and immediately prior to, such issue, then the relevant Conversion Price(s) shall be adjusted downwards to a price determined by multiplying (as applicable):

(a)
the A Conversion Price by a fraction, the numerator of which shall be the sum of: (a) the aggregate number of Shares (determined on an As-Converted Fully-Diluted Basis) in issue immediately prior to the issue of the Additional Shares; and (b) the number of Ordinary Shares that the aggregate consideration received, receivable, or deemed to be received or receivable, by the Company for the issue of the Additional Shares would purchase at the A Conversion Price in effect on the date of, and immediately prior to, such issue, and the denominator of which shall be the sum of: (a) the aggregate number of Shares (determined on an As-Converted Fully-Diluted Basis) in issue immediately prior to the issue of Additional Shares; and (b) the number of the Additional Shares (as assumes, if applicable, that such shares have converted into Ordinary Shares in accordance with their terms); and

(b)
the B Conversion Price by a fraction, the numerator of which shall be the sum of: (a) the aggregate number of Shares (determined on an As-Converted Fully-Diluted Basis) in issue immediately prior to the issue of the Additional Shares; and (b) the number of Ordinary Shares that the aggregate consideration received, receivable, or deemed to be received or receivable, by the Company for the issue of the Additional Shares would purchase at the B Conversion Price in effect on the date of, and immediately prior to, such issue, and the denominator of which shall be the sum of: (a) the aggregate number of Shares (determined on an As-Converted Fully-Diluted Basis) in issue immediately prior to the issue of Additional Shares; and (b) the number of the Additional Shares (as assumes, if applicable, that such shares have converted into Ordinary Shares in accordance with their terms).

This adjustment mechanism is summarised in the following formula:

X	=	A x	(B+C)
(B+D)

where:

X	means the adjusted Conversion Price

A	means the relevant Conversion Price in effect on the date of, and immediately prior to, the issue of the Additional Shares

B	means the aggregate number of Shares (determined on an As-Converted Fully-Diluted Basis) in issue immediately prior to the issue of the Additional Shares

C
means the number of Ordinary Shares that the aggregate consideration received, receivable, or deemed to be received or receivable, by the Company for the issue of the Additional Shares would purchase at the relevant Conversion Price in effect on the date of, and immediately prior to, the issue of the Additional Shares

D	means the number of the Additional Shares (as assumes, if applicable, that such shares have converted into Ordinary Shares in accordance with their terms).

15.2	Downward Adjustment Only

No adjustment of a Conversion Price shall be made pursuant to this Regulation 15 (Conversion Price Adjustment) in respect of the issue, or deemed issue, of Additional Shares unless the consideration per Share for an Additional Share issued, or deemed to be issued by the Company, is less than the A Conversion Price and/or B Conversion Price in effect on the date of, and immediately prior to, such issue, or deemed issue, of Additional Shares.

15.3	Deemed Issue of Additional Shares

In the event that the Company at any time or from time to time after the Date of Adoption grants or issues any options, options for convertible securities or convertible securities, then the maximum number of Additional Shares issuable upon the exercise of such options or, in the case of convertible securities, the conversion or exchange of such convertible securities or in the case of options for convertible securities the exercise of such options and the conversion or exchange of the underlying convertible securities, shall be deemed, for the purposes of this Regulation 15 (Conversion Price Adjustment) to have been issued as of the time of such issue for such consideration as is determined in accordance with paragraph (c) of Regulation 15.4 (Determination of Consideration). No further adjustment to the A Conversion Price and/or the B Conversion Price shall be made upon the subsequent issue of Ordinary Shares or convertible securities in connection with the exercise of such options or upon the conversion or exchange of such convertible securities into, or for, Ordinary Shares.

15.4	Determination of Consideration

(a)
If any Additional Shares are issued, or deemed to have been issued, for cash, the consideration received, or receivable, by the Company therefor, shall be deemed to be the amount received, or receivable, by the Company therefor (net of discounts, commissions and related expenses).

(b)
If any Additional Shares are issued, or deemed to have been issued, for consideration other than cash, the value of the consideration other than cash received, or receivable, by the Company therefor, shall be determined on a basis consistent with Regulation 11.7 (Valuation of Non-Cash Consideration).

(c)
The consideration per share received, receivable, or deemed to be received or receivable, by the Company for Additional Shares deemed to have been issued pursuant to Regulation 15.3 (Deemed Issue of Additional Shares) in relation to the grant or issue of options, convertible securities or options for convertible securities shall be the quotient obtained by dividing:

(i)
the total amount (if any) received, or receivable, by the Company as consideration for the issue of such options, convertible securities or options for convertible securities plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such options or the conversion or exchange of such convertible securities or, in the case of options for convertible securities, the exercise of such options for convertible securities and the subsequent conversion or exchange of such convertible securities; by

(ii)
the maximum number of Additional Shares (as set out in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or the conversion or exchange of such convertible securities or, in the case of options for convertible securities, the exercise of such options for convertible securities and the subsequent conversion or exchange of convertible securities.

(d)
In the event the consideration for Additional Shares received, receivable or valued (as the case may be) is in a currency other than US Dollars, for the purpose of determining whether the Company has issued (or is deemed to have issued) such Additional Shares for a consideration per share less than the A Conversion Price and/or the B Conversion Price, the consideration shall be notionally converted to US Dollars at the average of the applicable foreign exchange rates for the five (5) Business Days ending on the date of issue (or deemed issue) of the Additional Shares (calculated by reference to the daily 10:00 am foreign exchange spot rates published by the Federal Reserve Bank of New York).

15.5	Share Capital Reorganisation

If there is a reorganisation of the Company's share capital (whether by way of share split, consolidation or otherwise) or if there is a bonus issue of shares (other than a bonus issue to effect a conversion of Preferred Shares pursuant to Regulation 14 (Conversion Rights: Preferred Shares) above) or other adjustment (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features) to the Company's share capital, the Original Issue Price of the Series A Preferred Shares, the A Conversion Price, the Original Issue Price of the Series B Preferred Shares and the B Conversion Price shall be automatically adjusted (either upwards or downwards as the case may be) to take account of the reorganisation, bonus issue or other adjustment (the intention being that: (i) upon conversion of the Series A Preferred Shares, the A Preferred Shareholders would hold the same proportion of issued Ordinary Shares as they would have held had the reorganisation, bonus issue or other adjustment not occurred; and (ii) upon conversion of the Series B Preferred Shares, the B Preferred Shareholders would hold the same proportion of issued Ordinary Shares as they would have held had the reorganisation, bonus issue or other adjustment not occurred.

15.6	Protection Against Impairment

The Company will not through any reorganisation, re-capitalisation, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid, or seek to avoid, the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Regulation 15 (Conversion Price Adjustment) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the A Preferred Shareholders and the B Preferred Shareholders against impairment.

15.7	Notice of Adjustment

Immediately upon any adjustment of a Conversion Price pursuant to any provision of this Regulation 15 (Conversion Price Adjustment), the Board shall give written notice thereof to all holders of the relevant Preferred Shares setting forth details, and certifying the calculation, of such adjustment.

15.8	Independent Certification

(a)
In the event that any of the A Preferred Shareholders are not satisfied with any certificate of the A Conversion Price issued by the Board pursuant to this Regulation 15 (Conversion Price Adjustment), or if the Board does not issue such a certificate, any A Preferred Shareholder may request the Auditors (or in circumstances where the Auditors are unwilling to act, the Expert) to independently certify the A Conversion Price. If the price certified by the Auditor or Expert as the case may be differs from the A Conversion Price issued by the Board the Auditors' or Expert's (as the case may be) costs shall be borne by the Company. If the price certified by the Auditor or Expert as the case may be is the same as the A Conversion Price issued by the Board the Auditors' or Expert's (as the case may be) costs shall be borne by the requesting A Preferred Shareholder(s). The Auditors' or Expert's (as the case may be) certificate shall, except in the case of manifest error, be binding on the Company and each of the Shareholders.

(b)
In the event that any of the B Preferred Shareholders are not satisfied with any certificate of the B Conversion Price issued by the Board pursuant to this Regulation 15 (Conversion Price Adjustment), or if the Board does not issue such a certificate, any B Preferred Shareholder may request the Auditors (or in circumstances where the Auditors are unwilling to act, the Expert) to independently certify the B Conversion Price. If the price certified by the Auditor or Expert as the case may be differs from the B Conversion Price issued by the Board the Auditors' or Expert's (as the case may be) costs shall be borne by the Company. If the price certified by the Auditor or Expert as the case may be is the same as the B Conversion Price issued by the Board the Auditors' or Expert's (as the case may be) costs shall be borne by the requesting B Preferred Shareholder(s). The Auditors' or Expert's (as the case may be) certificate shall, except in the case of manifest error, be binding on the Company and each of the Shareholders.

15.9	Waiver of Rights

(a)
The rights of all A Preferred Shareholders to have the A Conversion Price adjusted in accordance with the provisions of this Regulation 15 may be waived with the written consent of the holders of a majority of the issued Series A Preferred Shares. Such waiver may be given in advance of, or following, an issue (or deemed issue) of Additional Shares, and shall be binding on all Shareholders of that class.

(b)
The rights of all B Preferred Shareholders to have the B Conversion Price adjusted in accordance with the provisions of this Regulation 15 may be waived with the written consent of the holders of a majority of the issued Series B Preferred Shares. Such waiver may be given in advance of, or following, an issue (or deemed issue) of Additional Shares, and shall be binding on all Shareholders of that class.

Part 8 – Share Issues

16.	Allotment of Shares

16.1
Until the earlier of: (i) a Qualified IPO; or (ii) a Deemed Liquidation Event, all Equity Securities which the Directors propose to allot and issue (other than any Equity Securities the subject of an Excluded Issuance) (the Offer Round Shares) shall first be offered to each of the Ordinary Shareholders and the holders of Preferred Shares, in the respective proportions, as nearly as may be, that the number of Ordinary Shares and Preferred Shares (determined on an As-Converted Fully-Diluted Basis) held by each of them individually bears to the total number of Ordinary Shares and Preferred Shares (determined on an As-Converted Fully-Diluted Basis) held by all of them (their Proportionate Offer Round Entitlements and each a Proportionate Offer Round Entitlement), at the same price and on the same terms.

16.2
The offer shall be made by notice in writing (the Offer Notice) specifying the number of Offer Round Shares offered and the price, and limiting a period (not being less than ten (10) Business Days) within which the offer, if not accepted in writing, will be deemed to be declined (the Offer Period). The terms of the offer, to be set out in the Offer Notice, shall also provide that it shall be open to each offeree Shareholder to specify if he, or it, is willing to subscribe for Offer Round Shares in excess of his, or its, Proportionate Offer Round Entitlement (the Excess Offer Round Shares) and, if an offeree Shareholder does so specify, he, or it, shall state the number of Excess Offer Round Shares that he, or it is willing to subscribe for.

16.3	Procedure for Acceptance

An offeree Shareholder who wishes to accept the offer in respect of any Offer Round Shares (including any Excess Offer Round Shares) shall be required to notify the Company, by notice in writing, of his, or its, acceptance prior to the expiry of the Offer Period, specifying the number of Offer Round Shares (including Excess Offer Round Shares) he, or it, wishes to apply for. An offeree Shareholder who does not so notify the Company within the Offer Period shall be deemed to have declined the offer.

16.4	Allocation of Offer Round Shares

As soon as practicable following the expiry of the Offer Period (or, if earlier, upon notification of acceptance or non-acceptance having been received, in writing, from all offerees), the Company shall allocate the Offer Round Shares in the following manner:

(c)	if the total number of Offer Round Shares applied for is equal to or less than the available number of Offer Round Shares, in accordance with the applications of the accepting Shareholders; or

(d)	if the total number of Offer Round Shares applied for is greater than the total number of Offer Round Shares offered:

(i)	first, each accepting Shareholder shall be allocated his, or its, Proportionate Offer Round Entitlement (or such lesser number of Offer Round Shares for which he, or it, has applied); and

(ii)
secondly, each accepting Shareholder shall be allocated such number of Excess Offer Round Shares, if any, in accordance with his, or its, application or, in the event of competition, as nearly as may be to the proportion that the number of Ordinary Shares and Preferred Shares (determined on an As-Converted Fully-Diluted Basis) held by him, or it, individually bears to the total number of Ordinary Shares and Preferred Shares (determined on an As-Converted Fully-Diluted Basis) held by all accepting Shareholders applying for Excess Offer Round Shares, provided that no accepting Shareholder shall be allocated more Excess Offer Round Shares than he, or it, shall have stated himself, or itself, willing to take, and, in either case, the Company shall, as soon as practicable thereafter, give notice of each such allocation (an Allocation Notice) to the applicant Shareholders and shall specify, in the Allocation Notice, the place and time (being not earlier than five (5) Business Days and not later than ten (10) Business Days after the date of the Allocation Notice) at which the allotment and issue of the Offer Round Shares shall be completed (the Allotment Completion Date). On the Allotment Completion Date, each accepting Shareholder will be obliged to complete the subscription for the relevant number of Offer Round Shares (including any Excess Offer Round Shares) allocated in accordance with this Regulation 16.4 (Allocation of Offer Round Shares) and to pay the relevant subscription monies to the Company.

16.5	Directors' Discretion

After the expiry of the Offer Period (or, if earlier, upon notification of acceptance or non-acceptance having been received, in writing, from all offeree Shareholders), any remaining Offer Round Shares not required to be allotted to Ordinary Shareholders pursuant to the above Regulation 16.4 (Allocation of Offer Round Shares) shall be at the disposal of the Directors who -may allot such Equity Securities to such person, or persons, as they so determine, provided that:

(e)
such Equity Securities are allotted at no less than the price per Equity Securities and otherwise on no better terms than were offered to the Ordinary Shareholders and/or the holders of Preferred Shares; and

(f)
if required by the Board, any allottee which is not party to the Shareholders' Agreement shall first have agreed to adhere to the provisions of the Shareholders' Agreement by executing a Deed of Adherence.

16.6	Non-Assignability

The benefit of an offer to allot Equity Securities or the benefit of the contract arising out of the acceptance thereof cannot be assigned or transferred by the offeree.

Part 9 – Drag

17.	Drag-along Rights

17.1
If Shareholders (to always include the Majority Investors) (for the purposes of this Regulation 17.1, collectively, the Sellers) intend to sell as part an Approved Sale all of their Shares (the Selling Shares) the Sellers shall have the right to give to the Company not less than twenty (20) Business Days' advance notice before the completion of the Approved Sale requiring all (but not some only) of the other Shareholders (the Other Shareholders) to sell all (but not some only) of their Shares in accordance with this Regulation 17.1. The notice given to the Company (the Drag Notice) shall include:

(a)	the identity of the proposed purchaser (the Proposed Purchaser);

(b)	details of the Selling Shares and the price per share for each class of Selling Share and all other Shares which the Proposed Purchaser is proposing to pay;

(c)	the manner in which the consideration is to be paid;

(d)	specifying that the Other Shareholders are required to transfer their Shares pursuant to this Regulation 17.1;

(e)	the place, date and time of completion, being a date not less than twenty (20) Business Days from the date of the Drag Notice;

(f)
the form of the documentation referred to in Regulation 17.3 which the Other Shareholders are required to sign in connection with the sale of their Shares to the Proposed Purchaser and the date by which the Other Shareholders shall have delivered such duly executed documentation; and

(g)	such other particulars of the proposed Approved Sale as the Sellers consider to be materially relevant to the other Shareholders.

17.2	The Board shall, within five (5) Business Days of receipt of a Drag Notice, send a copy of the Drag Notice to each of the Other Shareholders.

17.3
Every Other Shareholder who has been sent a copy Drag Notice pursuant to Regulation 17.2 shall be required to sell all of its Shares to the Proposed Purchaser within ten (10) Business Days of the date of dispatch of the copy Drag Notice by the Board pursuant to Regulation 17.2, or such longer period as shall be stipulated by the Board at the direction of the Sellers, (the final day of either such period being the Drag Deadline Date) and shall execute the necessary documentation to transfer the relevant Shares (including any agreements required to be entered into by all Shareholders in relation to the Approved Sale) in favour of the Proposed Purchaser provided that:

(a)
the terms, including price, of such sale shall, subject as hereafter provided in this Regulation 17.3, be the same (to the extent applicable) in all respects as those applicable to the Sellers pursuant to the Approved Sale;

(b)	the price payable to the Other Shareholders shall be payable entirely in cash;

(c)	the net proceeds of the Approved Sale shall be distributed to the Shareholders in accordance with Regulation 11.6 (Return of Capital);

(d)
the liability of the Other Shareholders pursuant to the terms of the Approved Sale shall be several and not joint and shall not exceed such Other Shareholder's pro rata portion of the consideration received by the Other Shareholder;

(e)
the Other Shareholders shall not be required to enter into any indemnities or warranties in favour of the Proposed Purchaser save warranties as to their title to their Shares and their capacity to enter into any documents in respect of the sale of their Shares and shall not be required to participate in any scheme for the avoidance of tax by the Proposed Purchaser;

(f)
such Other Shareholder is not required to agree (unless such Other Shareholder is a Company officer or employee) to any restrictive covenant in connection with the Approved Sale (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Approved Sale) or any release of claims other than a release in customary form of claims arising solely in such Other Shareholder’s capacity as a shareholder of the Company;

(g)	the Proposed Purchaser completes the purchase of all of the Selling Shares simultaneously.

17.4
If any of the parties hereto, other than the Company (the Defaulting Shareholder(s)) fail to comply with any of the terms of this Regulation 17 by the Drag Deadline Date, such Defaulting Shareholder shall be deemed to have irrevocably appointed the Chairman (if appointed) (or failing him the company secretary of the Company) to be his agent and attorney for the sale of his Shares in accordance with the Drag Notice (together with all rights then attached thereto) and to execute and deliver all necessary documentation to transfer the Relevant Shares on his behalf and the Company may receive the purchase money in trust for each of the Defaulting Shareholders. With effect from the day after the Drag Deadline Date, the voting and other rights attaching to those Shares may not be exercised by such Defaulting Shareholder and payment of any dividends declared on such Shares shall be withheld and held in trust for such Defaulting Shareholder until such time as the requisite transfer is effected. The Company shall, subject to the relevant share transfer forms of the Shares being duly stamped, register the name of the transferee of such Shares in the register of shareholders of the Company. The receipt by the Company of the purchase money, pursuant to such transfers, shall constitute a good and valid discharge to the Proposed Purchaser (who shall not be bound to see to the application thereof) and after the Proposed Purchaser has been registered in purported exercise of the aforesaid powers the validity of the proceedings shall not be questioned by any person. The Company shall not pay the purchase money to a Defaulting Shareholder until he shall, in respect of the Shares being the subject of the Drag Notice, have delivered his share certificates or a suitable indemnity and any other necessary documentation to the Company.

17.5
On any person, following the issue of a Drag Notice, becoming a holder of Shares, including but not limited to pursuant to the exercise of a pre-existing option or warrant to acquire Shares or pursuant to the conversion of any convertible security of the Company (a New Other Shareholder), a Drag Notice shall be deemed to have been served on the New Other Shareholder on the same terms as the previous Drag Notice who shall then be bound to sell and transfer all Shares so acquired to the Proposed Purchaser and the provisions of this Regulation 17 shall apply with the necessary changes to the New Other Shareholder except that completion of the sale of the Shares shall take place immediately on the Drag Notice being deemed served on the New Other Shareholder.

17.6
Notwithstanding the foregoing, if the Proposed Purchaser fails to complete the Approved Sale, the Drag Notice shall no longer be binding and cease to have effect. The Selling Shareholders shall be entitled to serve further Drag Notices following the lapse of any particular Drag Notice.

Part 5 – Shares - General

18.	Share capital

The share capital of the Company is €25,000.00 and US$1,000,000,000.00 divided into 25,000 A Ordinary Shares of €1.00 each, 99,968,697,874 Ordinary Shares of US$0.01 each, 5,923,079 Series A Preferred Shares of US$0.01 each and 25,379,047 Series B Preferred Shares of US$0.01 each.

19.	Shares - General

19.1	Shares in the capital of the Company shall have nominal values.

19.2	The Company may allot shares:

(a)	of different nominal values;

(b)	of different currencies;

(c)	with different amounts payable on them; or

(d)	with a combination of two or more of the foregoing characteristics.

19.3
Any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by ordinary resolution determine.

19.4
Unless the Board determines otherwise, any share in the capital of the Company shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any person (who may or may not be a member) pursuant to which the Company acquires or will acquire a share in the capital of the Company, or an interest in shares in the capital of the Company, from the relevant person, save for an acquisition for nil consideration pursuant to section 102(1)(a) of the Act. In these circumstances, the acquisition of such shares by the Company, save where acquired for nil consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with Chapter 6 of Part 3 of the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any share in the capital of the Company a Redeemable Share.

19.5	The Shares shall entitle the holders thereof to the same rights and privileges and subject them to the same restrictions and provisions.

20.	Authority to allot Shares

20.1
Subject to Regulation 16, the Directors are hereby generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities within the meaning of section 1021 of the Act. The maximum amount of relevant securities which may be allotted under the authority hereby conferred shall be the amount of the authorised but unissued share capital of the Company at the date on which the resolution adopting these Articles takes effect.

20.2
The Directors are hereby empowered pursuant to sections 1022 and 1023(1) of the Companies Act to allot equity securities within the meaning of the said section 1022 pursuant to the authority conferred by Regulation 20.1 as if section 1022(1) of the Companies Act did not apply to any such allotment.

21.	Lien on Shares

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether immediately payable or not) called, or payable at a fixed time, in respect of that share. The directors may at any time declare any share in the Company to be wholly or in part exempt from this regulation.

22.	Variation of Rights attached to Special Classes of Shares

If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, in accordance with section 88 of the Act, whether or not the Company is being wound up, be varied or abrogated (a) with the consent in writing of the holders of 75 per cent, in nominal value, of the issued shares of that class, or , (b) with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class but not otherwise.

23.	Variation of company capital

23.1	The Company may, by ordinary resolution and in accordance with section 83 of the Act, do any one or more of the following, from time to time:

(a)	consolidate and divide all or any of its shares into shares of a larger nominal value than its existing shares;

(b)
subdivide its shares, or any of them, into shares of a smaller nominal value, so however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

(c)	increase the nominal value of any of its shares by the addition to them of any undenominated capital;

(d)
reduce the nominal value of any of its shares by the deduction from them of any part of that value, subject to the crediting of the amount of the deduction to undenominated capital, other than the share premium account;

(e)	convert any undenominated capital into shares for allotment as bonus shares to holders of existing shares;

(f)
increase its share capital by new shares of such amount as it thinks expedient; or cancel shares of its share capital which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

23.2
The rights conferred upon the holders of the shares of any class issued by the Company with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

24.	Reduction of company capital

24.1
The Company may, in accordance with the provisions of sections 84 to 87 of the Act, reduce its company capital in any way it thinks expedient and, without prejudice to the generality of the foregoing, may thereby:

(a)	extinguish or reduce the liability on any of its shares in respect of share capital not paid up;

(b)	either with or without extinguishing or reducing liability on any of its shares, cancel any paid up company capital which is lost or unrepresented by available assets; or

(c)	either with or without extinguishing or reducing liability on any of its shares, pay off any paid up company capital which is in excess of the wants of the Company.

25.	Acquisition of own shares

The Company is authorised to acquire its own shares by purchase, or in the case of redeemable shares, by redemption or purchase in accordance with section 105 of the Act.

Part 6

General Meetings — General

26.
Subject to Regulation 27, the Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it; and not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next.

27.	So long as the Company holds its first annual general meeting within 18 months of its incorporation, it need not hold it in the year of its incorporation or in the year following.

28.	The annual general meeting shall be held at such time and place as the Directors shall determine.

29.	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

30.
The Directors may, whenever they think fit, convene an extraordinary general meeting and extraordinary general meetings shall also be convened by the Directors, on such requisition, or in default, may be convened by such requisitionists, as provided by section 178(3) to (7) of the Act.

31.
An annual general meeting or extraordinary general meeting of the Company may be held outside Ireland. The Company shall make, at its expense, all necessary arrangements to ensure that members can by technological means participate in any such meeting without leaving Ireland.

32.
A general meeting of the Company may be held in two or more venues (whether inside or outside of Ireland) at the same time using any technology that provides members, as a whole, with a reasonable opportunity to participate, and such participation shall be deemed to constitute presence in person at the meeting.

33.	Notice of general meetings

33.1	The only persons entitled to notice of general meetings of the Company are:

(a)	the members;

(b)	the personal representatives of a deceased member, which member would but for his death be entitled to vote;

(c)	the assignee in bankruptcy of a bankrupt member of the Company (being a bankrupt member who is entitled to vote at the meeting);

(d)	the Directors and secretary of the Company; and

(e)
unless the Company is entitled to and has availed itself of the audit exemption under the Act, the statutory auditors (who shall also be entitled to receive other communications relating to any general meeting which a member is entitled to receive).

33.2	A meeting of the Company, other than an adjourned meeting, shall be called:

(a)	in the case of the annual general meeting or an extraordinary general meeting for the passing of a special resolution, by not less than 21 days' notice;

(b)	in the case of any other extraordinary general meeting, by not less than fourteen days' notice; or

(c)
in either case, on such shorter notice as all of the members and, unless the Company has availed of the audit exemption under the Companies Act (and, where relevant, section 399 of the Companies Act has been complied with in that regard), the statutory auditors of the Company agree.

33.3	In determining the correct period of notice for a general meeting, neither the day on which the notice is served nor the day of the meeting for which it is given shall be counted.

34.	Unanimous written resolutions

34.1	In accordance with section 193(1) of the Companies Act (as modified in its application to a PLC by section 1093 of the Act), notwithstanding any provision to the contrary in the Act:

(a)
a resolution in writing signed by all the members of the Company for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly appointed representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held (a "unanimous written resolution");

(b)	if described as a special resolution a unanimous written resolution shall be deemed to be a special resolution within the meaning of the Act, and

(c)	a unanimous written resolution may consist of several documents in like form each signed by one or more members.

34.2
A unanimous written resolution shall be deemed to have been passed at a meeting held on the date on which it was signed by the last member to sign, and, where the resolution states a date as being the date of his or her signature thereof by any member, it shall be taken that it was signed by him or her on that date.

34.3
Where a unanimous written resolution is not contemporaneously signed, the Company shall notify the members, within 21 days after the date of delivery to it of the document or documents constituting the unanimous written resolution of the fact that the resolution has been passed.

34.4
The signatories of unanimous written resolution shall, within 14 days after the date of its passing, procure delivery to the Company of the documents constituting the unanimous written resolution and without prejudice to the use of the other means of delivery generally permitted by the Act, such delivery may be effected by electronic mail or the use of a facsimile machine and the Company shall retain those documents as if they constituted the minutes of a-general meeting of the Company.

35.	Written decision of sole member

35.1	At any time that the Company is a single-member company, its sole member may pass any resolution as a written decision in accordance with section 196 of the Act.

36.	Quorum for general meetings

36.1
Two members of the Company present in person or by proxy and having the right to attend and vote at the meeting and holding shares representing more than 50 per cent of the votes that may be cast by all members at the relevant time shall be a quorum at a general meeting; provided that at any time when the Company is a single-member company, one member of the Company present in person or by proxy at a general meeting of it shall be a quorum.

36.2	If within 15 minutes after the time appointed for a general meeting a quorum is not present, then:

(a)	the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may unanimously determine; and

(b)	if at the adjourned meeting a quorum is not present within half an hour after the time appointed for the meeting, the members present shall be a quorum.

Part 7 - Officers' indemnity and insurance

37.	Indemnity for officers

37.1
Subject to the provisions of the Act, the Company may indemnify any officer of the Company against any liability incurred by him or her in defending proceedings, whether civil or criminal, in which judgment is given in his or her favour or in which he or she is acquitted, or in connection with any proceedings or application referred to in, or under, section 233 or 234 of the Companies Act in which relief is granted to him or her by the court.

37.2
Every officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he or she may sustain or incur in or about the execution of the duties of his or her office or otherwise in relation thereto and no officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his or her office or in relation thereto.  This regulation shall only have effect in so far as its provisions are not void under section 235 of the Companies Act.